Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Denbury Resources Inc. for the registration of senior subordinated notes and to the incorporation by reference therein of our reports:

(a) dated February 24, 2009 (except for the matters related to the retrospective adoptions of SFAS No. 160 and FSP EITF 03-6-1 and the reorganization of the operating segments described in Notes 2, 11, and 18 as to which the date is January 25, 2010) with respect to the consolidated financial statements of Encore Acquisition Company and dated February 24, 2009 with respect to the effectiveness of internal control over financial reporting of Encore Acquisition Company, included in Denbury Resources Inc.’s Current Report on Form 8-K dated February 2, 2010, filed with the Securities and Exchange Commission, and

(b) dated February 24, 2010 with respect to the consolidated financial statements of Encore Acquisition Company and the effectiveness of internal control over financial reporting of Encore Acquisition Company, included in Denbury Resources Inc.’s Current Report on Form 8-K dated March 3, 2010, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Fort Worth, Texas
January 31, 2011